UMH PROPERTIES, INC.

Juniper Business Plaza, 3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 10, 2011

Notice is hereby given that the Annual Meeting of Shareholders (Annual Meeting) of UMH Properties, Inc. (the Company) will be held Friday, June 10, 2011, at 2:00 p.m. at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, for the following purposes:

1.

To elect three Directors, the names of whom are set forth in the accompanying Proxy Statement, each to hold office until the Company’s annual meeting of shareholders in 2014 and until his successor is duly elected and qualifies;

2.

To consider and vote on a proposal to approve the selection by the Board of Directors of the appointment of PKF LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011;

3.

To hold an advisory vote on executive compensation;

4.

To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years; and

5.

To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

The books containing the minutes of the last Annual Meeting of Shareholders, and the minutes of all meetings of the Directors since the last Annual Meeting of Shareholders, will be presented at the Annual Meeting for the inspection of the shareholders.  Only shareholders of record at the close of business on April 8, 2011 will be entitled to vote at the Annual Meeting and at any adjournments thereof.

IF YOU ARE UNABLE TO BE PRESENT IN PERSON, SHAREHOLDERS MAY VOTE PRIOR TO THE MEETING USING THE METHODS DETAILED ON PAGE 3 OF THIS PROXY STATEMENT.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ELIZABETH CHIARELLA

ELIZABETH CHIARELLA

SECRETARY

April 25, 2011

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

__________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 10, 2011

__________

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of UMH Properties, Inc. (the Company) of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on June 10, 2011, and at any adjournments thereof, for the purposes listed in the preceding Notice of Annual Meeting of Shareholders.  This Proxy Statement and the accompanying Proxy Card are being distributed on or about April 25, 2011 to shareholders of record on April 8, 2011.

A copy of the Annual Report, including financial statements, is being mailed herewith, and is available on the Company’s website at www.umh.com.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the U.S. Securities and Exchange Commission (SEC), you are able to obtain proxy materials via the Internet, instead of being mailed printed copies of those materials. This will expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. Please visit the website www.proxyvote.com to view electronic versions of proxy materials and the Company’s 2010 Annual Report, and to request electronic delivery of future proxy materials.  Have your Proxy Card or notice of internet availability in hand when you access the website and follow the instructions. You will need your 12 digit Control Number which is located on your proxy card or notice of internet availability.

VOTING RIGHTS

Only holders of the Company’s $.10 par value common stock (Common Stock) of record as of the close of business on April 8, 2011, are entitled to vote at the Annual Meeting.  As of the record date, there were issued and outstanding 14,181,108 shares of Common Stock, each share being entitled to one vote on any matter which may properly come before the Annual Meeting.  Said voting right is non-cumulative.  The holders of a majority of the outstanding shares of Common Stock shall constitute a quorum.  If a quorum is present, a plurality of the votes cast at the Company’s Annual Meeting of Shareholders is required to elect a director. Cumulative voting in the election of directors is not permitted.  Approval of proposals 2, 3 and 4 require the affirmative vote of a majority of the vote cast on the proposal at the Annual Meeting.

Abstentions and properly executed broker non-votes are not considered votes cast and will have no effect on the results of the election of directors or on the vote on any of the proposals to be considered at the Annual Meeting.

VOTING METHODS

Shareholders may vote using any of the following methods:

By Telephone or on the Internet

You can vote by calling the toll-free telephone number on your Proxy Card or Notice. Please have your Proxy Card or Notice in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.  The website for Internet voting is www.proxyvote.com. Please have your Proxy Card or Notice handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.  Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on June 9, 2011. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends that you follow the voting instructions in the materials you receive.  If you vote by telephone or on the Internet, you do not have to return your Proxy Card.

By Mail

If you received your Annual Meeting materials by mail, you may complete, sign and date the Proxy Card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card but do not indicate your voting preferences, the persons named in the Proxy Card will vote the shares represented by that proxy as recommended by the Board of Directors.

In Person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Any shareholder giving the accompanying proxy has the power to revoke it at any time before it is exercised at the Annual Meeting by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy card bearing a later date, or by appearing at the meeting and voting in person.  Shares represented by properly executed proxies will be voted as specified thereon by the shareholder.  Unless the shareholder specifies otherwise, such proxies will be voted FOR the proposals set forth in the Notice of Annual Meeting.

The cost of preparing, assembling and distributing this Proxy Statement and form of proxy, and the cost of soliciting the proxies related to the Annual Meeting will be borne by the Company.  The Company does not intend to solicit proxies otherwise than by use of the mail, internet and telephone, but certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s articles of incorporation and bylaws provide for a classified board of directors comprised of Class I, II, and III directors, serving staggered three-year terms. In addition, the articles of incorporation and bylaws authorize the Board of Directors to increase or decrease the size of the Board and to appoint directors to fill any vacancies on the Board.  The Board of Directors, at its April 6, 2011 meeting, adopted a resolution to increase the size of the Board from 7 directors to 9 directors and, to fill the resulting vacancies, appointed Jeffrey A. Carus as a Class II director for the remaining term of Class II expiring in 2011 and appointed Michael P. Landy, Executive Vice President, as a Class I director for the remaining term of Class I expiring in 2013.  Messrs. Carus and Landy have the same rights and powers as the other directors, including the right to receive director fees and the power to vote.

Three Class II directors are scheduled to be elected at the Annual Meeting to serve until the Company’s annual meeting of shareholders in 2014 and until their successors are duly elected and qualify.  Mr. Carus and the Company’s two other existing Class II directors have been nominated by the Board for election at the Annual Meeting.   The three nominees for election as Class II directors are set forth below. In the event any nominee is unable to serve or will not serve as a director before the Annual Meeting, the proxy holders will vote all proxies received by them for any nominee designated by the Company’s Board of Directors. In the event that additional persons are nominated for election as Class II directors, the proxy holders intend to vote all proxies received by them for the nominees listed below and against any other nominee. As of the date of this proxy statement, the Company’s Board of Directors is not aware of any other individual who may properly be nominated for election as a Class II director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. The nominees listed below are currently each serving as a director of the Company.

The proxies solicited cannot be voted for a greater number of persons than the nominees named.

Eugene Rothenberg, nominee for director, is also a director of Monmouth Real Estate Investment Corporation (MREIC), a publicly-owned affiliate of the Company.  In addition, the Officers and Directors of the Company may engage in real estate transactions for their own account, which transactions may also be suitable for the Company.  In most respects, the activities of the Company and MREIC are not in conflict, but rather complement each other.  However, the activities of the Officers and Directors of the Company on behalf of MREIC, or for their own account, may on occasion conflict with those of the Company and deprive the Company of favorable opportunities.  It is the opinion of the Officers and Directors of the

Company that there have been no conflicting transactions since the beginning of the last fiscal year.

INFORMATION REGARDING DIRECTOR NOMINEES

The following information concerning the principal occupation, other affiliations and business experience of each of the three nominees during the last five years has been furnished to the Company by such nominee:

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Jeffrey A. Carus	48	Independent Director. Founder and Managing Partner of JAC Partners, LLC, a real estate investment company (2009 to present). Founder and Managing Member of JAC Management, LLC, a real estate investment and management company (1994 to present). Vice President, CW Capital, LLC (2007 to 2009). Vice President, Column Guaranteed LLC, A Credit Suisse Company (2004 to 2007). Mr. Carus’ extensive experience in real estate finance and investment are primary among other reasons why Mr. Carus serves on our Board.	2011
Richard H. Molke	84	Independent Director. General Partner of Molke Family Limited Partnership (1994 to present). Mr. Molke’s extensive experience as an investor and in management are primary among other reasons why Mr. Molke serves on our Board.	1986

Eugene Rothenberg	78	Independent Director. Retired physician. Director (2007 to present) of Monmouth Real Estate Investment Corporation, an affiliated company. Mr. Rothenberg’s extensive experience as an investor and in management are primary among other reasons why Mr. Rothenberg serves on our Board.	1977

At the Annual Meeting, the shareholders of the Company will be requested to elect three Directors, comprising Class II. The affirmative vote of the holders of not less than a majority of the total combined voting power of all classes of stock entitled to vote and present at the Annual Meeting, in person or by proxy, subject to quorum requirements, will be required to elect a Director.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE THREE NOMINEES NAMED ABOVE.

INFORMATION CONCERNING CONTINUING DIRECTORS

Class III Directors with Terms Expiring in 2012

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Anna T. Chew	52	Vice President and Chief Financial Officer (1995 to present), Controller (1991 to 1995) and Director. Certified Public Accountant. Treasurer and Member of the Executive Committee (2010 to present), Chief Financial Officer (1991 to 2010) and Director (1993 to 2004, and 2007 to present) of Monmouth Real Estate Investment Corporation, an affiliated company. Ms. Chew’s extensive public accounting, finance and real estate industry experience are primary among other reasons why Ms. Chew serves on our Board.	1995

Eugene W. Landy	77	Chairman of the Board (1995 to present), President (1969 to 1995) and Director. Attorney at Law; President, Chief Executive Officer and Director (1968 to present) of Monmouth Real Estate Investment Corporation, an affiliated company. Graduate of Yale Law School. As our Chairman and Founder, Mr. Landy brings unparalleled experience in real estate investing to our Board.	1969

Samuel A. Landy	50	President (1995 to present), Vice President (1991 to 1995) and Director. Attorney at Law; Director (1989 to present) of Monmouth Real Estate Investment Corporation, an affiliated company. Mr. Landy’s extensive experience in real estate investing, operations management and REIT leadership are primary among other reasons why Mr. Landy serves on our Board.	1992

Class I Directors with Terms Expiring in 2013

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Michael P. Landy	49

Executive Vice President and Director (2011 to present). Vice President-Investments (2001 to 2011).  Chief Operating Officer (2011 to present), Chairman of the Executive Committee (2010 to present), Executive Vice President (2009 to 2010), Executive Vice President-Investments (2006 to 2009), Vice President-Investments (2001 to 2006) and Director (2007 to present) of Monmouth Real Estate Investment Corporation, an affiliated company. President (1998 to 2001) of Siam Records, LLC.  Chief Engineer and Technical Director (1987 to 1998) of GRP Recording Company. Mr. Landy’s extensive experience in real estate investment and operations management are primary among other reasons why Mr. Landy serves on our Board.

			2011

James E. Mitchell	70	Independent Director. Attorney at Law; General Partner, Mitchell Partners, L.P. (1979 to present); President, Mitchell Capital Management, Inc. (1987 to present). Former Senior VP & General Counsel, Century 21 Real Estate. Mr. Mitchell’s extensive experience in real estate investment is primary among other reasons why Mr. Mitchell serves on our Board.	2001

Stephen B. Wolgin	57

Independent Director. Managing Director of U.S. Real Estate Advisors, Inc. (2000 to present), a real estate advisory services group based in New York; Partner with the Logan Equity Distressed Fund (2007 to present); Director (2003 to present) of Monmouth Real Estate Investment Corporation, an affiliated company; prior affiliations with J.P. Morgan, Odyssey Associates, The Prudential Realty Group, Standard & Poor’s Corporation and Grubb and Ellis.  Mr. Wolgin’s extensive experience as a real estate and finance consultant and experience in the real estate industry are primary among other reasons why Mr. Wolgin serves on our Board.

			2007

Six of the Company’s directors are also directors of MREIC, a publicly-owned affiliate of the Company which engages in real estate transactions.  In addition, the officers and directors of the Company may engage in real estate transactions for their own account, which transactions may also be suitable for the Company.  In most respects, the activities of the Company and MREIC are not in conflict, but rather complement each other.  However, the activities of the officers and directors of the Company on behalf of MREIC, or for their own account, may on occasion conflict with those of the Company and deprive the Company of favorable opportunities.  It is the opinion of the officers and directors of the Company that there have been no conflicting transactions since the beginning of the last fiscal year.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors had four meetings during the last fiscal year.  No Director attended fewer than 75% of the Board of Director meetings and Committee meetings.  The Company does not have a policy concerning Directors attendance at the Annual Meeting of Shareholders.  Three Directors attended the Company’s 2010 Annual Meeting of Shareholders.

The Company has a standing Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors.

Audit Committee

The Audit Committee’s responsibilities include reviewing and overseeing financial reporting, policies and procedures and internal controls, retaining the independent registered public accounting firm, approving the audit fees, and discussing the independence of the independent registered public accounting firm.  It also oversees the internal audit function, legal and regulatory compliance and adherence to the Code of Business Conduct and Ethics, establishing procedures for complaints received regarding the Company’s accounting, internal accounting controls and auditing matters.  In addition, the Audit Committee prepares the Audit Committee Report which is included in the Company’s annual proxy statements.    The Audit Committee had four meetings during the fiscal year, including an executive session with the independent registered public accounting firm, in which management did not attend.  The Audit Committee operates under the Audit Committee Charter which is presented herein at Appendix A and is also available on the Company’s website at www.umh.com.

The current members of the Company’s Audit Committee are James E. Mitchell, Richard H. Molke, Eugene Rothenberg and Stephen B. Wolgin (Chairman).  The Board has determined that each member of the Audit Committee is independent as defined by the rules of the SEC and the listing standards of the NYSE Amex, and that each of them is able to read and understand fundamental financial statements.  The Board has also determined that James E. Mitchell and Stephen B. Wolgin are “audit committee financial experts” within the meaning of the rules of the SEC and are “financially sophisticated” within the meaning of the rules of the NYSE Amex.

Compensation Committee

The Compensation Committee (1) evaluates the President’s performance in light of the Company’s goals and objectives and determines the President’s and other executive officers’ compensation, which includes base salary and bonus; and (2) administers the Company’s 2003 Stock Option and Stock Award Plan (2003 Plan), as amended and restated.  The Compensation Committee had one meeting during the last fiscal year.  The current members of the Compensation Committee are James E. Mitchell, Richard H. Molke, Eugene Rothenberg and Stephen B. Wolgin.  The Board has determined that each member of the Compensation Committee is independent as defined by the rules of the SEC and the listing standards of the NYSE Amex.  Our Compensation Committee does not operate under a written charter.

Nominating Committee

The Nominating Committee identifies, considers and recommends candidates to serve as members of the Board of Directors and makes recommendations regarding the structure and composition of the Board of Directors and Committees.  The Nominating Committee had one meeting during the last fiscal year.  The current members of the Nominating Committee are James E. Mitchell, Richard H. Molke, Eugene Rothenberg and Stephen B. Wolgin.   The Board has determined that each member of the Nominating Committee is independent as defined by the rules of the SEC and the listing standards of the NYSE Amex.  Our Nominating Committee does not operate under a written charter.

The principal function of the Nominating Committee is to review and select candidates for nomination to the Board of Directors. Recommendations with regard to nominees for election to the Board of Directors may be submitted by any shareholder entitled to vote for the election of directors in writing, received by the Secretary of the Corporation at least 90 days but not more than 120 days prior to the first anniversary of the date on which the Company mailed its proxy materials for the prior year's annual meeting of shareholders.  Each notice of nomination must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of common stock of the Company which are beneficially owned by each such nominee, and (iv) such other information as required by the SEC pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (Exchange Act).

In connection with the formation of the Nominating Committee, the Company's Board of Directors established certain minimum qualifications for board members, including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills, (3) high moral character and personal and professional integrity, and (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation. In addition, the Nominating Committee may consider a variety of other qualities and skills, including (i) the ability to exercise independent decision-making, (ii) the absence of conflicts of interest, and (iii) the ability to work effectively with other directors in collectively serving the long-term interests of all shareholders. Nominees must also meet any applicable requirements of SEC regulations, state law, and the Company's articles of incorporation and bylaws.

The Nominating Committee has established a process for identifying and evaluating nominees for director. The Nominating Committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chairman of the Nominating Committee will then initiate the search, seeking input from other directors and senior management, considering nominees previously submitted by shareholders, and, if deemed necessary or appropriate, hiring a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Nominating Committee by the Committee Chairman. The Nominating Committee will then prioritize the candidates and determine if the Nominating Committee members, other directors or senior management have relationships with the preferred candidates and can initiate contacts. To the extent feasible, all of the members of the Nominating Committee and the President will interview the prospective candidate(s). Evaluations and recommendations of the interviewers will be submitted to the Nominating Committee for final evaluation. The Nominating Committee will meet to consider such recommendations and to approve the final candidate. The Nominating Committee will evaluate all nominees for director, including nominees recommended by a shareholder, on the same basis.

To date, there are no third parties being compensated for identifying and evaluating candidates.

Independent Director Meeting

The Company’s independent directors, as defined under the listing standards of the NYSE Amex, have established a policy to meet separately from the other directors in a regularly scheduled executive session at least annually, and at such times as may be deemed appropriate by the Company’s independent directors.  Any independent director may call an executive session of independent directors at any time.  The independent directors had one meeting during the last fiscal year.

Board Leadership Structure and Risk Oversight

Eugene W. Landy is the Chairman of the Board of Directors.  Samuel A. Landy, the Company’s President and Chief Executive Office, is also a member of the Board of Directors.  The Company believes that this structure helps ensure critical and independent thinking with respect to the Company’s strategy and performance, while ensuring that management’s insight is directly available to the directors in their deliberations.  The Board of Directors does not have a lead independent director.  The Board reviews the structure of the Board and Company leadership as part of the succession planning process.

The Board of Directors oversees the Company’s enterprise-wide approach to the major risks facing the Company and oversees the Company’s policies for assessing and managing its exposure to risk. The Board periodically reviews these risks and the Company’s risk management processes. The Board also considers risk in evaluating the Company’s strategy. The Board’s responsibilities include reviewing the Company’s practices with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Company. The Audit Committee reviews the Company’s financial and compliance risks and major legislative and regulatory developments which could materially impact the Company. The Compensation Committee oversees management’s assessment of whether the Company’s compensation structure, policies and programs create risks that are reasonably likely to have a material adverse effect on the Company.

Shareholder Communications

The Company has established procedures for shareholders to communicate with the Board of Directors on a confidential basis. Shareholders who wish to communicate with the Board or with a particular director may send a letter to the Secretary of the Company at 3499 Route 9 North, Suite 3-C, Freehold, NJ  07728. The mailing envelope must contain a clear notation indicating that the enclosed mailing is a “Shareholder-Board Communication” or “Shareholder-Director Communication”. All such letters must identify the author as a shareholder and clearly state whether the intended recipients of the letter are all of the members of the Board or just certain specified individual directors.  The Secretary will make copies of all such letters and circulate them to the directors addressed. If a shareholder wishes the communication to be confidential, such shareholder must clearly indicate on the envelope that the communication is “Confidential”.  The Secretary will then forward such communication, unopened, to the intended recipient.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers, and employees of the Company, including its principal executive officers and principal financial officer.  This code is posted on our website at http://www.umh.com.  During 2010, no violations of the Code of Business Conduct and Ethics were reported nor were any waivers granted.

PROPOSAL 2

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Company’s annual meeting of shareholders, the Company’s common shareholders will be asked to consider and vote on a proposal to approve the appointment of PKF LLP (PKF) as the Company’s independent registered public accounting firm for the year ending December 31, 2011. The Company’s articles of incorporation and bylaws do not require that its shareholders ratify the appointment of PKF as the Company’s independent registered public accounting firm. The Company is asking its common shareholders to ratify this appointment as a matter of good corporate practice. If the Company’s common shareholders do not ratify the appointment of PKF, the Company’s Audit Committee will reconsider whether or not to retain

PKF as the Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of PKF is ratified by the Company’s common shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company. The Company expects a representative of PKF to be present at the Annual Meeting either to make a statement or to respond to appropriate questions.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE APPOINTMENT OF PKF LLP AS THE COMPANY’S REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, our shareholders have the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers.

Our executive compensation programs are described in detail in this proxy statement in the section titled "Compensation Discussion and Analysis" and the accompanying tables beginning on page 16.  These programs are designed to attract and retain talented individuals who possess the skills and expertise necessary to lead the Company. The Company's 2003 Plan, as amended and restated, which is the primary vehicle for providing long-term incentive compensation to our named executive officers, has been previously voted upon and approved by our shareholders.

The Compensation Committee regularly reviews all elements of the compensation paid to our named executive officers. The Committee believes that the Company's present compensation programs, as presented in the Compensation Discussion and Analysis section and the accompanying tables and related narrative disclosure in this proxy statement, promote in the best manner possible our business objectives while aligning the interests of the named executive officers with our shareholders to ensure continued positive financial results. Our results support this conclusion. By adhering to a business plan that has emphasized manufactured home communities, coupled with a strong balance sheet, the Company has continued to grow and deliver positive results to our shareholders, despite the broad economic downturn of the last several years. The Company is proud of its long-term record of dividends and profitability.  The compensation programs for our named executives are a key ingredient in motivating these executives to continue to deliver such results.

The affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by properly executed proxy, subject to quorum requirements, will be required to approve, on an advisory basis, the compensation of our named executive officers. The results of this advisory vote are not binding on the Compensation Committee, the Company or our Board of Directors. Nevertheless, the Board of Directors values input from our shareholders and will consider carefully the results of this vote when making future decisions concerning executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES IN THIS PROXY STATEMENT

   PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, our shareholders also have the opportunity to vote on the frequency of future shareholder advisory votes on the compensation of our named executive officers, such as Proposal 3 included in this proxy statement. By voting on this Proposal 4, shareholders may recommend whether future advisory votes on executive compensation should be conducted every "one year," "two years" or "three years."

After consideration of this Proposal, the Compensation Committee and the Board of Directors have determined that a vote on the compensation of our named executive officers every three years is the best alternative for the Company. The Board of Directors historically has emphasized long-term strategic planning for the Company and the Compensation Committee has fashioned executive compensation programs that place a greater emphasis on the attainment of long-term growth objectives than on short-term success. An advisory vote every three years is consistent with this long-term growth strategy and also will provide the Company with adequate time to engage shareholders to better understand vote results when considering changes to the Company's executive compensation programs.

The selection of "one year", "two years" or "three years" that receives the greatest number of votes of the total combined voting power of all classes of stock entitled to vote and present at the Annual Meeting, in person or by properly executed proxy, subject to quorum requirements, will indicate the shareholders' preference for the frequency of future votes on the compensation of our named executive officers and the Board of Directors encourages this input from the shareholders. However, since this vote is not binding on the Board of Directors, the Compensation Committee or the Company, the Board of Directors may decide that it is in the best interest of the Company and the shareholders to hold future advisory votes on the compensation of our named executive officers more or less frequently than as indicated by the shareholder vote on this Proposal 4.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR "THREE YEARS" AS THE FREQUENCY FOR FUTURE NON-BINDING ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information with respect to the beneficial ownership of the Company’s common stock (Shares) as of April 8, 2011 by:

•

each person known by the Company to beneficially own more than five percent of the Company’s outstanding Shares;

•

the Company’s directors;

•

the Company’s executive officers; and

•

all of the Company’s executive officers and directors as a group.

Unless otherwise indicated, the person or persons named below have sole voting and investment power and that person’s address is c/o UMH Properties, Inc., Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728.  In determining the number and percentage of Shares beneficially owned by each person, shares that may be acquired by that person under options exercisable within sixty (60) days of April 8, 2011 are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding Shares for that person and are not deemed outstanding for that purpose for all other shareholders.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Shares Outstanding (2)
Wells Fargo & Company 733 Marquette Avenue, 5th Floor Minneapolis, MN 55402	1,019,005(3)	7.19%
Anna T. Chew	188,718(4)	1.32%
Eugene W. Landy	1,239,251(5)	8.74%
Samuel A. Landy	616,936(6)	4.25%
Michael P. Landy	221,337(7)	1.56%
James E. Mitchell	178,591(8)	1.26%
Richard H. Molke	109,656(9)	*
Allison Nagelberg	21,615(10)	*
Eugene D. Rothenberg	84,855(11)	*
Stephen B. Wolgin	7,145(12)	*
Directors and Officers as a Group * Less than 1%	2,668,104	18.23%

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all Shares listed.

(2)   Based on the number of Shares outstanding on April 8, 2011, which was 14,181,108 Shares.

(3)  Based on Schedule 13G as of December 31, 2010, filed with the SEC by Wells Fargo & Company, Wells Fargo & Company owns 1,019,005 Shares as of the close of business on that date.  This filing indicates that Wells Fargo has sole voting power for 963,592 Shares and sole dispositive power for 1,019,005 with respect to those Shares.

(4)  Includes (a) 106,949 Shares owned jointly with Ms. Chew’s husband, (b) 11,769 Shares held in Ms. Chew’s 401(k) Plan, and (c) 70,000 Shares issuable upon exercise of stock options.

(5)  Includes (a) 147,340 Shares owned by Mr. Landy’s wife, (b) 172,608 Shares held by Landy Investments, Ltd. for which Mr. Landy has power to vote, (c) 65,913 Shares held in the Landy & Landy Profit Sharing Plan of which Mr. Landy is a Trustee with power to vote, (d) 57,561 Shares held in the Landy & Landy Pension Plan of which Mr. Landy is a Trustee with power to vote, (e) 50,000 Shares held in the Eugene W. Landy Charitable Lead Annuity Trust, a charitable trust for which Mr. Landy has power to vote, (f) 100,000 Shares held in the Eugene W. Landy and Gloria Landy Family Foundation, a charitable trust for which Mr. Landy has power to vote, (g) 12,801 Shares held in Windsor Industrial Park, over which Mr. Landy has shared voting and dispositive power, and (h) 14,813 Shares held in Juniper Plaza Associates, over which Mr. Landy has shared voting and dispositive power.

(6)  Includes (a) 35,460 Shares owned jointly with Mr. Landy’s wife, (b) 13,323 Shares in custodial accounts for Mr. Landy’s minor children under the NJ Uniform Transfers to Minors Act in which he disclaims any beneficial interest but has power to vote, (c) 6,221 Shares in the Samuel Landy Limited Partnership, (d) 21,789 Shares held in Mr. Landy’s 401(k) Plan, and (e) 350,000 Shares issuable upon exercise of stock options.

(7)  Includes (a) 10,174 Shares owned by Mr. Landy’s wife, (b) 37,721 Shares in custodial accounts for Mr. Landy’s minor children under the NJ Uniform Transfers to Minors Act in which he disclaims any beneficial interest but has power to vote, (c) 5,760 Shares held in Mr. Landy’s 401(k) Plan, and (d) 20,000 Shares issuable upon exercise of stock options.

(8)  Includes 136,623 Shares held by Mitchell Partners in which Mr. Mitchell has a beneficial interest.

(9)  Includes 50,563 Shares owned by Mr. Molke’s wife.

(10)  Includes 15,000 Shares issuable upon exercise of stock options.

(11)  Includes 56,878 Shares held by Rothenberg Investments, Ltd. in which Dr. Rothenberg has a beneficial interest.

(12)  Includes 788 Shares in custodial accounts for Mr. Wolgin’s minor children under the Uniform Transfers to Minors Act in which he disclaims any beneficial interest but has power to vote.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the "Committee") of the Board has been appointed to discharge the Board's responsibilities relating to the compensation of the Company's executive officers. The Committee has the overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the Company. The Committee's primary objectives include serving as an independent and objective party to review such compensation plans, policies and programs.  Our Compensation Committee does not operate under a written charter.

Throughout this report, the individuals who served as the Company’s chief executive officer and chief financial officer during fiscal 2010, as well as the other individuals included in the Summary Compensation Table presented below are sometimes referred to in this proxy statement as the “named executive officers”.

Compensation Philosophy and Objectives

The Compensation Committee believes that a well-designed compensation program should align the goals of the shareholders with the goals of the chief executive officer, and that a significant part of the executive's compensation, over the long term, should be dependent upon the value created for shareholders. In addition, all executives should be held accountable through their compensation for the performance of the Company, and compensation levels should also reflect the executive's individual performance in an effort to encourage increased individual contributions to the Company's performance. The compensation philosophy, as reflected in the Company's employment agreements with its executives, is designed to motivate executives to focus on operating results and create long-term shareholder value by:

• establishing a plan that attracts, retains and motivates executives through compensation that is competitive with a peer group of other publicly-traded real estate investment trusts, or REITs;

• linking a portion of executives' compensation to the achievement of the Company's business plan by using measurements of the Company's operating results and shareholder return; and

• building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.

The Compensation Committee believes that each of the above factors is important when determining compensation levels for named executive officers. The Committee reviews and approves the employment contracts for the Chairman of the Board and President, including performance goals and objectives.  The Committee annually evaluates performance of these executive officers in light of those goals and objectives. The Committee considers the Company's performance, relative shareholder return, the total compensation provided to comparable officers at similarly-situated companies, and compensation given to named executive officers in prior years. The Committee uses the Residential Sector of the Real Estate Compensation Survey (the survey), produced under the guidance of the National Association of Real Estate Investment Trusts (NAREIT), as a guide to setting compensation levels.  Participant company data is not presented in a manner that specifically identifies any named individual or company.  This survey details compensation by position type with statistical salary and bonus information for each position.  The Company’s salary and bonus amounts are compared to the ranges presented for reasonableness. To that end, the Committee believes executive compensation packages provided by the Company to its executive officers should include both base salaries and annual bonus awards that reward corporate and individual performance, as well as give incentives to those executives who meet or exceed established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all final compensation decisions for the Company's named executive officers. The President annually reviews the performance of the other named executive officers and then presents his conclusions and recommendations to the Committee with respect to base salary adjustments and annual cash bonus and stock option awards. The Committee exercises its own discretion in modifying any recommended adjustments or awards, but does consider the recommendations from the President.

Role of Grants of Stock Options and Restricted Stock in Compensation Analysis

The Committee views the grant of stock options and restricted stock awards as a form of long-term compensation.  The Committee believes that the grant of these options promotes the Company's goal of retaining key employees, and aligns the key employee's interests with those of the Company's shareholders from a long-term perspective.  The number of options or shares of restricted stock granted to each employee is determined by consideration of various factors including, but not limited to, the employee’s title, responsibilities and years of service.

Role of Employment Agreements in Determining Executive Compensation

Each of the Company's currently employed executive officers is a party to an employment agreement.  These agreements provide for base salaries, bonuses and customary fringe benefits.  The key elements of our compensation program for the named executive officers are base salary, bonuses, stock options and perquisites and other benefits.  Each of these is addressed separately below.  In determining initial compensation, the compensation committee considers all elements of a named executive officer’s total compensation package in comparison to current market practices and other benefits.

Base Salaries

Base salaries are paid for ongoing performance throughout the year. In order to compete for and retain talented executives who are critical to the Company's long-term success, the Committee has determined that the base salaries of named executive officers should approximate those of executives of other equity REITs that compete with the Company for employees, investors and business, while also taking into account the named executive officers' performance and tenure and the Company's performance relative to its peer companies within the REIT industry using the NAREIT Compensation Survey described above.

Bonuses

In addition to the provisions for base salaries under the terms of our employment agreements, the President is entitled to receive an annual maximum cash bonus of up to 21% of base salary, based on the achievement of certain performance goals set by the Committee.  In order to receive a bonus, FFO must have increased 3% during the year, or 9% over the three year contract period.  The following are the performance goals for the President:

a.

FFO per share to increase 5% per year. Income to be calculated based on ordinary park operation including sales of homes after tax income.  Extraordinary one time items are not to be included for performance purposes.  Any increase or decrease in the number of shares is to be adjusted so that the determination is based on a constant number of shares.  (Bonus of 7% of base salary.)

b.

There shall be a minimum of 175 new home sales per year.  (Bonus of 10% of base salary.)

c.

Occupancy to increase 1%, with not more than 10% of the increase being from rentals.  (Bonus of 10% of base salary.)

d.

Acquisition of at least 250 spaces per year.  (Bonus of 7% of base salary.)

Bonuses awarded to other senior executives are recommended by the President and are approved by the Compensation Committee.  The President and the Compensation Committee believe that short-term rewards in the form of cash bonuses to senior executives generally should reflect short-term results and should take into consideration both the profitability and performance of the Company and the performance of the individual, which may include comparing such individual’s performance to the preceding year, reviewing the breadth and nature of the senior executives’ responsibilities and valuing special contributions by each such individual.  In evaluating performance of the Company annually, the Compensation Committee considers a variety of factors, including, among others, Funds From Operations (FFO), net income, growth in asset size, occupancy and total return to shareholders.  The Company considers FFO to be an important measure of an equity REIT’s operating performance and has adopted the definition suggested by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO to mean net income computed in accordance with generally accepted accounting principles (GAAP) excluding gains or losses from sales of property, plus depreciation and amortization.  The Company considers FFO to be a meaningful, additional measure of operating performance primarily because it excludes the assumption that the value of its real estate assets diminishes predictably over time and because industry analysts have accepted it as a performance measure.

Various other factors considered include the employee’s title and years of service.  The employee’s title generally reflects the employee’s responsibilities and the employee’s years of service may be considered in determining the level of bonus in comparison to base salary.  The President and the Compensation Committee have declined to use specific performance formulas with respect to the other senior executives, believing that with respect to Company performance, such formulas do not adequately account for many factors, including, among others, the relative performance of the Company compared to its competitors during variations in the economic cycle, and that with respect to individual performance, such formulas are not a substitute for the subjective evaluation by the President and Compensation Committee of a wide range of management and leadership skills of each of the senior executives.

Stock Options and Restricted Stock Awards

Stock options and restricted stock awards are recommended by the President.  In making its decisions, the Compensation Committee does not use an established formula or focus on a specific performance target.  The Compensation Committee recognizes that often outside forces beyond the control of management, such as economic conditions, changing real estate markets and other factors, may contribute to less favorable near term results even when sound strategic decisions have been made by the senior executives to position the Company for longer term profitability. Thus, the Compensation Committee also attempts to identify whether the senior executives are exercising the kind of judgment and making the types of decisions that will lead to future growth and enhanced asset value, even if the same are difficult to measure on a current basis.  For example, in determining appropriate stock option and restricted stock awards, the Compensation Committee considers, among other matters, whether the senior executives have executed strategies that will provide adequate funding or appropriate borrowing capacity for future growth, whether acquisition strategies have been developed to ensure a future stream of reliable and increasing revenues for the Company, whether the selection of properties evidence appropriate risk management, including risks associated with real estate markets, and whether the administration of staff size and compensation appropriately balances the current and projected operating requirements of the Company with the need to effectively control overhead costs.

In fiscal 2010, the Compensation Committee received the recommendations from the President for the number of options or restricted stock to be awarded.  The factors that were considered in awarding the stock options and restricted stock included the following progress that was made by management:

•

Located and acquired seven manufactured home communities without placing undue burden on its liquidity.

•

Raised approximately $14 million in equity via the DRIP.

•

Maintained its cash distributions to shareholders.

•

Maintained its occupancy rate.

•

Managed general and administrative costs to an appropriate level.

The individual awards were allocated based on the named officers’ individual contributions to these accomplishments.   Other factors included the named officers’ title, responsibilities and years of service.  In addition, the awards were compared to each named officers’ total compensation and compared with comparable Real Estate Investment Trusts (REITS) using the annual Compensation Survey published by NAREIT as a guide for setting total compensation.

Perquisites and Other Personal Benefits

The Company's employment agreements provide the named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

The named executive officers are provided the following benefits under the terms of their employment agreements: an allotted number of paid vacation weeks; eligibility for the executives, spouses and dependents in all Company sponsored employee benefits plans, including 401(k) plan, group health, accident, and life insurance, on such terms no less favorable than applicable to any other executive; use of an automobile; and, supplemental long-term disability insurance, at the Company's cost, as agreed to by the Company and the executive.  Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2010, are included in “All Other Compensation” of the Summary Compensation Table provided below reporting this Proxy Statement.

Payments upon Termination or Change in Control

In addition, the named executive officers' employment agreements each contain provisions relating to change in control events and severance upon termination for events other than without cause or good reason (as defined under the terms of the employment agreements). These change in control and severance terms are designed to promote stability and continuity of senior management. Information regarding these provisions is included in “Employment

Agreements” provided below. There are no other agreements or arrangements governing change in control payments.

Evaluation

Mr. Eugene Landy is under an employment agreement with the Company.  His base compensation under his amended contract was increased in 2004 to $175,000 per year.  Mr. Eugene Landy also received $115,100 of restricted stock and $21,250 in director’s fees and fringe benefits.

The Committee also reviewed the progress made by Mr. Samuel A. Landy, President, including funds from operations.  Mr. Samuel Landy is under an employment agreement with the Company.  His base compensation under this contract was $315,000 for 2010.  Mr. Samuel Landy also received bonuses totaling $36,538, option awards with a fair value of $7,987, $287,750 of restricted stock and director’s fees and fringe benefits totaling $34,085.  Bonuses were primarily based upon achievement of certain performance goals.

Ms. Chew is under an employment agreement with the Company.  Her base compensation under this contract is $260,600 for 2010.  Ms. Chew also received bonuses totaling $24,565, $115,100 of restricted stock and director’s fees and fringe benefits totaling $31,050.  Bonuses were based on performance, recommended by the President and approved by the Committee.

Ms. Nagelberg is under an employment agreement with the Company.  Her base compensation under this contract is $178,126 for 2010.  Ms. Nagelberg also received bonuses totaling $11,851, $57,550 of restricted stock and reimbursement of tuition and fees of $40,393 associated with her pursuit of an Executive MBA degree.  Bonuses were based on performance, recommended by the President and approved by the Committee.

The Committee has also approved the recommendations of the President concerning the other named executives’ annual salaries, bonuses, option and restricted stock grants and fringe benefits.

In addition to its determination of the executive's individual performance levels for 2010, the Committee also compared the executive's total compensation for 2010 to that of similarly-situated personnel in the REIT industry using the NAREIT Compensation Survey described above.  The Company’s salary and bonus amounts were compared to the ranges presented for reasonableness.   The Company’s total compensation fell in the lowest range (25th percentile) of this survey.

Risk Management

The Board of Directors does not believe that the Executive Compensation Program raises any risks that are reasonably likely to have a material adverse effect on the Company.  Executive Officers are compensated on a fixed salary basis and have not been awarded any bonuses or other compensation that might encourage the taking of unnecessary or excessive risks that threaten the long-term value of the Company.  The Board has attempted to align the interests of the Board of Directors and the Executive Officers with the long-term interests of the Company and the Shareholders through grants of stock options and restricted stock awards, thereby giving the Board and Executive Officers additional incentives to protect the long-term value of the Company.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this report.

Compensation Committee:

James E. Mitchell

Richard H. Molke

Eugene Rothenberg

Stephen B. Wolgin

Summary Compensation Table

The following Summary Compensation Table shows compensation paid by the Company for services rendered during 2010, 2009 and 2008 to the Chairman of the Board, President, Vice President and General Counsel.  There were no other executive officers whose aggregate cash compensation exceeded $100,000:

Name and Principal Position	Year	Salary	Bonus	Option Awards (5)	Restricted Stock Awards (6)	All Other Compen-sation	Total

Eugene W. Landy	2010	$175,000	$ -0-	$ -0-	$115,100	$21,250 (1)	$311,350
Chairman of the	2009	175,000	-0-	-0-	-0-	36,801 (1)	211,801
Board	2008	175,000	-0-	-0-	-0-	19,801 (1)	194,801

Samuel A. Landy	2010	315,000	36,538	7,987	287,750	34,085 (2)	681,360
President and Chief	2009	300,000	41,500	14,300	-0-	25,700 (2)	381,500
Executive Officer	2008	363,739	43,452	32,268	-0-	23,750 (2)	463,209

Anna T. Chew (4)	2010	260,600	24,565	-0-	115,100	31,050 (2)	431,315
Vice President and	2009	248,208	25,047	3,700	-0-	25,700 (2)	302,655
Chief Financial Officer	2008	248,208	24,547	2,800	-0-	26,220 (2)	301,775

Allison Nagelberg (4)	2010	178,126	11,851	-0-	57,550	40,393 (3)	287,920
General Counsel	2009	178,126	9,351	1,850	-0-	-0-	189,327
	2008	169,644	8,525	1,400	-0-	-0-	179,569

(1)

Represents Director’s fees of $21,250, $16,500 and $17,000 for 2010, 2009 and 2008, respectively, and legal fees of $17,500 in 2009 and fringe benefits.

(2)

Represents Director’s fees of $21,250, $16,500 and $17,000 for 2010, 2009 and 2008, respectively, fringe benefits and discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer.

(3)

Represents reimbursement of tuition and fees associated with her pursuit of an Executive MBA degree.

(4)

Approximately 25% of her compensation is billed to MREIC.

(5)

These values were established using the Black-Scholes stock option valuation model. The following weighted-average assumptions were used in the model for 2010, 2009 and 2008, respectively: expected volatility of 23.59%, 21.14% and 18.52%; risk-free interest rate of 2.67%, 2.62% and 3.46%; dividend yield of 8.85%, 9.25% and 8.13%%; expected life of the options of eight years; and forfeitures of $-0-. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise.

(6)

These values were established based on the number of shares granted during 2010 at the fair value on the date of grant of $11.51.

(7)

Michael P. Landy, the Company’s Executive Vice President, is paid by MREIC, a related company.  Approximately 30% of his total compensation cost, or $70,000, is allocated to the Company by MREIC, pursuant to a cost sharing arrangement between the Company and MREIC.  See MREIC’S annual report on Form 10-K for details of Mr. Michael Landy’s employment agreement and compensation arrangement.  Mr. Michael Landy received stock options to purchase 5,000 shares of the Company’s common stock, for 2009 and 2008.  The estimated value of these options based on the Black-Scholes stock option valuation model as described in (5) above was $1,850 and $1,400 for 2009 and 2008, respectively.  Mr. Michael Landy also received a restricted stock award of 10,000 shares for 2010 with a value of $115,100.

Grants of Plan-Based Awards

On August 14, 2003, the shareholders approved and ratified the Company’s 2003 Stock Option Plan (the 2003 Plan) authorizing the grant to officers and key employees of options to purchase up to 1,500,000 shares of common stock.  On June 7, 2010, the shareholders approved and ratified an amendment and restatement of the Plan.  The amendment and restatement made two substantive changes:  (1) the inclusion of Directors as participants in the Plan, and (2) the ability to grant restricted stock to Directors, officers and key employees.  The amendment and restatement also made other conforming, technical and other nonsubstantive changes.  There was no change to the total number of shares subject to grant under the Plan.  The amendment and restatement also makes certain modifications and clarifications, including those concerning administration and compliance with applicable tax rules, such as Section 162(m) of the Internal Revenue Code.  Options or restricted stock may be granted any time as determined by the Company’s Compensation Committee up through August 14, 2013.

Stock Options

All options are exercisable one year from the date of grant.  The option price shall not be below the fair market value at date of grant.  If options granted under the 2003 Plan expire or terminate for any reason without having been exercised in full, the Shares subject to, but not delivered under, such options shall become available for additional option grants under the 2003 Plan.

During the years ended December 31, 2010, 2009 and 2008, options to purchase 111,000, 138,000 and 100,000 shares, respectively, were granted.  No options were exercised during 2010, 2009 or 2008.  During the years ended December 31, 2010, 2009 and 2008, options to purchase 38,000, 6,000 and -0- shares, respectively, were forfeited.

The following table sets forth, for the executive officers named in the Summary Compensation Table, information regarding individual grants of stock options made during the year ended December 31, 2010:

Name	Grant Date	Number of Shares Underlying Options (1)	Exercise Price of Option Award	Grant Date Fair Value (2)

Samuel A. Landy	01/08/10	10,900	$9.13	$3,052
Samuel A. Landy	01/08/10	14,100	8.30	4,935

(1)

These options expire 8 years from grant date.

(2)

These values were established using the Black-Scholes stock option valuation model. The following weighted-average assumptions were used in the model: expected volatility of 22.37%; risk-free interest rate of 3.31%; dividend yield of 9.85%; expected life of the options of eight years; and forfeitures of $-0-. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise.

Restricted Stock

Under the 2003 Plan, the Compensation Committee determines the recipients of restricted stock award; the number of restricted shares to be awarded; the length of the restricted period of the award; the restrictions applicable to the award including, without limitation, the employment or retirement status of the participant; rules governing forfeiture and restrictions applicable to any sale, assignment, transfer, pledge or other encumbrance of the restricted stock during the restricted period; and the eligibility to share in dividends and other distributions paid to the Company’s shareholders during the restricted period. The maximum number of shares underlying restricted stock awards that may be granted in any one fiscal year to a participant shall be 100,000.

The following table sets forth, for the executive officers named in the Summary Compensation Table, information regarding individual grants of restricted stock made during the year ended December 31, 2010:

Name	Grant Date	Number of Shares of Restricted Stock	Grant Date Fair Value per Share	Grant Date Fair Value

Eugene W. Landy	08/02/10	10,000	$11.51	$115,100
Samuel A. Landy	08/02/10	25,000	11.51	287,750
Michael P. Landy	08/02/10	10,000	11.51	115,100
Anna T. Chew	08/02/10	10,000	11.51	115,100
Allison Nagelberg	08/02/10	5,000	11.51	57,550

These awards vest over five years.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for the executive officers named in the Summary Compensation Table, information regarding stock options outstanding at December 31, 2010:

Option Awards					Restricted Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options UnExercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares that have not Vested	Market Value of Shares that have not Vested (2)

Eugene W. Landy					10,000	$102,000

Samuel A. Landy					25,000	$255,000
Samuel A. Landy	25,000	-0-	16.92	08/18/11
Samuel A. Landy	25,000	-0-	18.62	01/16/12
Samuel A. Landy	6,400	-0-	17.19	02/01/13
Samuel A. Landy	43,600	-0-	15.62	02/01/13
Samuel A. Landy	5,800	-0-	17.21	01/09/14
Samuel A. Landy	44,200	-0-	15.62	01/09/14
Samuel A. Landy	5,800	-0-	17.06	01/03/15
Samuel A. Landy	44,200	-0-	15.51	01/03/15
Samuel A. Landy	7,700	-0-	12.97	01/08/16
Samuel A. Landy	42,300	-0-	11.79	01/08/16
Samuel A. Landy	14,000	-0-	7.12	01/07/17
Samuel A. Landy	61,000	-0-	6.47	01/07/17
Samuel A. Landy	-0-	10,900	9.13	01/08/18
Samuel A. Landy	-0-	14,100	8.30	01/08/18

Anna T. Chew					10,000	$102,000
Anna T. Chew	10,000	-0-	15.00	08/25/11
Anna T. Chew	10,000	-0-	13.05	07/06/12
Anna T. Chew	10,000	-0-	15.05	07/18/13

Option Awards					Restricted Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares that have not Vested	MarketValueof Shares that have not Vested (2)

Anna T. Chew	10,000	-0-	15.15	07/21/14
Anna T. Chew	10,000	-0-	14.21	07/19/15
Anna T. Chew	10,000	-0-	7.55	09/25/16
Anna T. Chew	10,000	-0-	7.57	06/22/17

Michael P. Landy					10,000	$102,000
Michael P. Landy	10,000	-0-	14.21	07/19/15
Michael P. Landy	5,000	-0-	7.55	09/25/16
Michael P. Landy	5,000	-0-	7.57	06/22/17

Allison Nagelberg					5,000	51,000
Allison Nagelberg	5,000	-0-	14.21	07/19/15
Allison Nagelberg	5,000	-0-	7.55	09/25/16
Allison Nagelberg	5,000	-0-	7.57	06/22/17

(1)  These options are exercisable one year from date of grant, January 8, 2011.

(2)  Based on the closing price of our common stock on December 31, 2010 of $10.20.  Restricted stock awards vest over 5 years.

Employment Agreements

The Company has an Employment Agreement with Mr. Eugene W. Landy, Chairman of the Board.  Under this agreement, Mr. Landy received an annual base compensation of $150,000 (as amended) plus bonuses and customary fringe benefits, including health insurance, participation in the Company’s 401(k) Plan, stock options, five weeks’ vacation and use of an automobile.  Additionally, there may be bonuses voted by the Board of Directors.  The Employment Agreement is terminable by either party at any time subject to certain notice requirements.  On severance of employment by the Company, Mr. Landy will receive severance of $450,000, payable $150,000 on severance and $150,000 on the first and second anniversaries of severance.  In the event of disability, Mr. Landy’s compensation will continue for a period of three years, payable monthly.  On retirement, Mr. Landy will receive a pension of $50,000 a year for ten years, payable in monthly installments.  In the event of death, Mr. Landy’s designated beneficiary will receive $450,000, $100,000 thirty days after death and the balance one year after death.  The Employment Agreement automatically renews each year for successive one-year periods.  Effective January 1, 2004, this agreement was amended to increase Mr. Landy's annual base compensation to $175,000.  Additionally, Mr. Landy's pension benefit of $50,000 per year has been extended for an additional three years.  On April 14, 2008, the Company executed a Second Amendment to the Employment Agreement with Mr. Landy (the second amendment).  The second amendment provides that in the event of a change in control, Eugene W. Landy shall receive a lump sum payment of $1,200,000, provided the sale price of the Company is at least $16 per share of common stock.  A change of control shall be defined as the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company.  This change of control provision shall not apply to any combination between the Company and MREIC.  Payment shall be made simultaneously with the closing of the transaction, and only in the event that the transaction closes.

Effective January 1, 2009, the Company and Samuel A. Landy entered into a new three-year Employment Agreement under which Mr. Samuel Landy receives an annual base salary of $300,000 for 2009, $315,000 for 2010 and $330,000 for 2011, subject to increases in Funds from Operations (FFO) of 3% per year or 9% over the three-year period.  If this increase is not met, the salary increase will be limited to the increase in the consumer price index.  Bonuses are based on performance goals relating to FFO, home sales, occupancy and acquisitions, with a maximum of 21% of salary.  Mr. Samuel Landy will also receive stock options to purchase 75,000 shares in January 2009 and 25,000 shares in January 2010.  Mr. Samuel Landy will receive customary fringe benefits, four weeks vacation, reimbursement of reasonable and necessary business expenses and use of an automobile.  The Company will reimburse Mr. Samuel Landy for the cost of a disability insurance policy.  In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and MREIC, Mr. Samuel Landy will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or the employee may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement.  If there is a termination of employment by the Company for any reason, either involuntary or voluntary, including the death of the employee, the employee shall be entitled to the greater of the salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.

Effective January 1, 2009, the Company and Anna T. Chew entered into a new three-year employment agreement, under which Ms. Chew receives an annual base salary of $248,200 for 2009, $260,600 for 2010 and $273,700 for 2011, plus bonuses and customary fringe benefits.  Ms. Chew will also receive four weeks vacation, reimbursement of reasonable and necessary business expenses and use of an automobile.  The Company will reimburse Ms. Chew for the cost of a disability insurance policy such that, in the event of the employee’s disability for a period of more than 90 days, the employee will receive benefits up to 60% of her then-current salary.  In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and MREIC, the employee will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or the employee may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement.  If there is a termination of employment by the Company for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, the employee shall be entitled to the greater of the salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.

Effective January 1, 2010, the Company and Allison Nagelberg, General Counsel, entered into a three-year employment agreement, under which Ms. Nagelberg receives an annual base salary of $178,126 for 2010, $178,126 for 2011 and $196,000 for 2012, plus bonuses and customary fringe benefits.  Ms. Nagelberg will also receive four weeks vacation and reimbursement of reasonable and necessary business expenses.  Pursuant to this employment agreement, the Company will also pay on behalf of Ms. Nagelberg, all tuition and fees associated with her pursuit of an Executive MBA degree.  In the event of a merger, sale or change of voting control of the Company, the employee will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control.  If there is a termination of employment by the Company for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, the employee shall be entitled to the greater of the salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.

Potential Payments upon Termination of Employment or Change-in-Control

Under the terms of the employment agreements of the named executive officers, such named executive officers are entitled to receive the following estimated payments and benefits upon a termination of employment or voluntary resignation (with or without a change-in-control).  These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment, or voluntary resignation, were to occur.    The table below reflects the amount that could be payable under the various arrangements assuming that the termination of employment had occurred at December 31, 2010.

	Voluntary Resignation on 12/31/10	Termination Not for Cause or Good Reason on 12/31/10	Termination for Cause on 12/31/10	Termination Not for Cause or Good Reason (After a Change-in-Control) on 12/31/10	Disability or Death on 12/31/10

Eugene W. Landy	$450,000 (1)	$450,000 (1)	$450,000 (1)	$1,650,000 (2)	$525,000 (3)
Samuel A. Landy	330,000 (4)	330,000 (4)	330,000 (4)	330,000 (4)	330,000 (4)
Anna T. Chew	-0-	273,700 (4)	-0-	273,700 (4)	273,700 (4)
Allison Nagelberg	-0-	374,126 (5)	-0-	374,126 (5)	374,126 (5)

(1)

Consists of severance payments of $450,000, payable $150,000 per year for three years.

(2)

Mr. Landy shall receive a lump-sum payment of $1,200,000 in the event of a change in control, provided that the sale price of the Company is at least $16 per share of common stock.  In addition, if Mr. Landy’s employment agreement is terminated, he receives severance payments of $450,000, payable $150,000 per year for three years.

(3)

In the event of a disability, as defined in the agreement, Mr. Landy shall receive disability payments equal to his base salary for a period of three years.  He has a death benefit of $450,000 payable to Mr. Landy’s beneficiary.

(4)

Represents one year's salary.  The respective employment agreements provide for the greater of the salary due under the remaining term of the agreement or one year.  The respective employment agreements also provide for death benefits of the same amount.

(5)

Represents two year's salary.  Ms. Nagelberg's employment agreement provides for the greater of the salary due under the remaining term of the agreement or one year.  Her employment agreement also provide for death benefits of the same amount.

(6)

Michael P. Landy is an employee of MREIC.

The Company retains the discretion to compensate any officer upon any future termination of employment or change-in control.

Director Compensation

Prior to the July 1, 2010 directors’ meeting, Directors received a fee of $1,500 for each Board meeting attended, $500 for each Board phone meeting and an additional fixed annual fee of $10,000, payable $2,500 quarterly.   Directors appointed to board committees received $150 for each committee meeting attended.  Those specific committees are the Compensation Committee, Audit Committee and Nominating Committee.

Effective July 1, 2010, Directors receive a fee of $2,250 for each Board meeting attended, $500 for each Board phone meeting, and an additional fixed annual fee of $15,000 payable quarterly.  Directors appointed to board committees receive $500 for each committee meeting attended.

The following table sets forth a summary of director compensation for the year ended December 31, 2010:

	Fees Earned or Paid in Cash
Director	Annual Board Cash Retainer	Meeting Fees	Committee Fees	Total

Ernest Bencivenga (1)	$13,750	$6,000	$-0-	$19,750
Anna T. Chew	13,750	7,500	-0-	21,250
Charles Kaempffer (1)	13,750	4,500	1,000	19,250
Eugene W. Landy	13,750	7,500	-0-	21,250
Samuel A. Landy	13,750	7,500	-0-	21,250
James E. Mitchell (2)	13,750	7,500	1,600	22,850
Richard H. Molke (2)	13,750	7,500	1,600	22,850
Eugene Rothenberg (2)	13,750	7,500	1,600	22,850
Stephen B. Wolgin (2)	13,750	7,500	1,600	22,850

Total	$123,750	$63,000	$7,400	$194,150

(1)

Emeritus directors are retired directors who are not entitled to vote on board resolutions; however they receive directors’ fees for participation in the board meetings

(2)

Mr. Mitchell, Mr. Molke, Mr. Rothenberg and Mr. Wolgin are members of the audit committee, the compensation committee and the nominating committee.  The Board has determined that Mr. Mitchell and Mr. Wolgin are considered “audit committee financial experts” within the meaning of the rules of the SEC and are “financially sophisticated” within the meaning of the listing requirements of the NYSE Amex.

Pension Benefits and Nonqualified Deferred Compensation Plans

Except as provided in the specific agreements described above, the Company has no pension or other post-retirement plans in effect for Officers, Directors or employees.  The Company’s employees may elect to participate in the Company’s 401(k) Plan.

Compensation Committee Interlocks and Insider Participation

James E. Mitchell, Richard H. Molke, Eugene Rothenberg, and Stephen B. Wolgin are members of the Compensation Committee.  There are no Compensation Committee interlocks and no member of the Compensation Committee has served as an officer or employee of the Company or any of its subsidiaries at any time.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors adopted a written charter for the Audit Committee in March, 2001.  The Board of Directors amended this charter in January 2008 to state the responsibilities of the Chair of the Audit Committee.  The amended charter is presented herein at Appendix A and is also available on the Company’s website at www.umh.com.

The Company has an Audit Committee consisting of four “independent” Directors, as defined by the listing standards of the NYSE Amex.  The Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all material aspects of the Company’s reporting, internal control and audit functions.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2010.

We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, “Independence Discussions with Audit Committees”, and have discussed with the registered public accounting firm the independence of the independent registered public accounting firm.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Audit Committee:

James E. Mitchell

Richard H. Molke

Eugene Rothenberg

Stephen B. Wolgin

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PKF served as the Company’s independent  registered public accounting firm for the years ended December 31, 2010, 2009 and 2008.  The following are fees billed by and accrued to PKF in connection with services rendered:

	2010	2009

Audit Fees	$135,500	$131,000
Audit Related Fees	15,900	3,590
Tax Fees	40,000	42,444
All Other Fees	-0-	-0-
Total Fees	$191,400	$177,034

Audit fees include professional services rendered for the audit of the Company’s annual financial statements, management’s assessment of internal controls, and reviews of financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit related fees include services that are normally provided by the Company’s independent auditors in connection with statutory and regulatory filings, such as consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Tax fees include professional services rendered for the preparation of the Company’s federal and state corporate tax returns and supporting schedules as may be required by the Internal Revenue Service and applicable state taxing authorities.  Tax fees also include other work directly affecting or supporting the payment of taxes, including planning and research of various tax issues.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services provided by the Company’s principal independent registered public accounting firm.  The policy requires that all services provided by our principal independent registered public accounting firm to the Company, including audit services, audit-related services, tax services and other services, must be pre-approved by the Committee.  The pre-approval requirements do not prohibit day-to-day normal tax consulting services, which matters will not exceed $10,000 in the aggregate.

The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining PKF’s independence.

COMPARATIVE STOCK PERFORMANCE

The line graph compares the total return of the Company’s common stock for the last five years to the FTSE NAREIT ALL REIT Total Return Index published by the National Association of Real Estate Investment Trusts (NAREIT) and to the S&P 500 Index for the same period.  The total return reflects stock price appreciation and dividend reinvestment for all three comparative indices.  The information herein has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no family relationships between any of the Directors or executive officers of the Company, except that Samuel A. Landy and Michael P. Landy are the sons of Eugene W. Landy, the Chairman of the Board and a Director of the Company.

Eugene W. Landy and Samuel A. Landy are partners in the law firm of Landy & Landy, which firm, or its predecessor firms, have been retained by the Company as legal counsel since the formation of the Company, and which firm the Company proposes to retain as legal counsel for the current fiscal year.  The Company now uses outside counsel for most of the legal services required.  The New Jersey Supreme Court has ruled that the relationship of directors also serving as outside counsel is not per se improper, but the attorney should fully discuss the issue of conflict with the other directors and disclose it as part of the proxy statement so that shareholders can consider the conflict issue when voting for or against the attorney/director nominee.

No director, executive officer, or any immediate family member of such director or executive officer may enter into any transaction or arrangement with the Company without the prior approval of the Board of Directors.  The Board of Directors will appoint a Business Judgment Committee consisting of independent directors who are also independent of the transaction or arrangement.  This Committee will recommend to the Board of Directors approval or disapproval of the transaction or arrangement.  In determining whether to approve such a transaction or arrangement, the Business Judgment Committee will take into account, among other factors, whether the transaction was on terms no less favorable to the Company than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement.  While the Company does not have specific written standards for approving such related party transactions, such transactions are only approved if it is in the best interest of the Company and its shareholders.  Additionally, the Company’s Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the Company’s General Counsel.  Further, to identify related party transactions, the Company submits and requires our directors and executive officers to complete director and officer questionnaires identifying any transactions with the Company in which the director, executive officer or their immediate family members have an interest.

Transactions with Monmouth Real Estate Investment Corporation

There are six Directors of the Company who are also Directors and shareholders of MREIC.  Eugene D. Rothenberg, nominee for Director, is also a Director of MREIC.  The Company holds common stock of MREIC in its securities portfolio.  At March 31, 2011, the Company owns a total of 1,672,281 shares of MREIC common stock, representing 4.8% of the total shares outstanding.

The Company operates in conjunction with MREIC.   Some general and administrative expenses are allocated between the Company and MREIC based on use or services provided.

Allocations of salaries and benefits are made based on the amount of the employees’ time dedicated to each affiliated company.

On October 10, 2008, MREIC repurchased $1,000,000 principal amount at par of its 8% convertible subordinated debentures due 2013 held by the Company.  On December 13, 2010, MREIC repurchased $5,000,000 principal amount at par of its 8% convertible subordinated debentures due 2015 held by the Company.

Other Matters

The Company leases its corporate offices where the lessor of the property is owned by certain officers and directors of the Company.  Approximately 70% of the monthly lease payment is reimbursed by MREIC.  On May 1, 2010, the Company renewed this lease for an additional five-year term with monthly lease payments of $13,600 through April 30, 2013 and $14,000 through April 30, 2015.  The Company is also responsible for its proportionate share of real estate taxes and common area maintenance.  Management believes that the aforesaid rent is no more than what the Company would pay for comparable space elsewhere.

COMPLIANCE WITH EXCHANGE ACT FILING REQUIREMENTS

Section 16(a) of the Exchange Act requires the Company’s Officers and Directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, Directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the year, all Section 16(a) filing requirements applicable to its Officers, Directors and greater than 10% beneficial owners were met.

OTHER MATTERS

The Board of Directors knows of no other matters other than those stated in this Proxy Statement which are to be presented for action at the Annual Meeting.  If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the judgment of the persons voting such proxies.  Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will provide, without charge, to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 2010 (as filed with the Securities and Exchange Commission), including the financial statements and schedules thereto.  All such requests should be directed to UMH Properties, Inc., Attention:  Shareholder Relations, Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, NJ 07728.

SHAREHOLDER PROPOSALS

In order for Shareholder Proposals for the 2012 Annual Meeting of Shareholders to be eligible for inclusion in the Company’s 2012 Proxy Statement, they must be received by the Company at its office at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728 not later than December 23, 2011.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ELIZABETH CHIARELLA

Elizabeth Chiarella

           Secretary

Dated:  April 25, 2011

Important:  Shareholders can help the Directors avoid the necessity and expense of sending follow-up letters to insure a quorum by promptly casting their vote.  The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.  You are earnestly requested to cast your vote in order that the necessary quorum may be represented at the meeting.

APPENDIX A

UMH PROPERTIES, INC.

AUDIT COMMITTEE CHARTER

AS AMENDED JANUARY 16, 2008

I.   AUDIT COMMITTEE PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

•

Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, tax, risk management and legal and SEC compliance.

•

Monitor the independence and performance of the Company’s independent auditors.

•

Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

The   Audit   Committee  has  the  authority   to   conduct   any investigation appropriate to fulfilling its responsibilities  and it  has  direct  access to the independent auditors  as  well  as anyone in the organization. The Audit Committee has the  ability to  retain,  at the Company's expense, special legal, accounting, or  other  consultants  or  experts it  deems  necessary  in  the performance of its duties.

II.   AUDIT COMMITTEE COMPOSITION AND MEETINGS

Audit Committee members shall meet the requirements of the American Stock Exchange (AMEX), National Association of Securities Dealers (NASD) and the Securities Exchange Commission (SEC). The Audit Committee shall be comprised of three directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment.   All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand  fundamental financial statements, and  at  least  one member   of  the  Committee  shall  have  accounting  or  related financial management expertise.

Audit  Committee  members  shall be appointed  by  the  Board  of Directors  upon  recommendation by  the  Chairman.  If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting.   The  Committee  should  meet  privately  in  executive session  at least annually with management and  the  independent auditors  and  as  a committee to discuss any  matters  that  the Committee  or  each of these groups believe should be  discussed. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.   The Committee or its Chair should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors limited review procedures, as considered necessary.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

Review Procedures

1.

Review and reassess the adequacy of this Charter at least annually.   Submit the charter to  the  Board  of Directors  for approval and have the document  published at  least  every  three  years in  accordance  with  SEC regulations.

2.

Review the Company's annual audited financial statements prior to filing or distribution.  Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

3.

In  consultation  with management  and  the  independent auditors,   consider  the  integrity  of  the  Company's financial  reporting  processes  and  controls.  Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.  Review significant findings prepared by the independent    auditors   together   with   management's responses.

4.

Review  with  financial management and  the  independent auditors,  the  company's  quarterly  financial  results prior to the  release  of  earnings and/or the company's quarterly  financial  statements  prior   to  filing  or distribution,  as  considered  necessary.   Discuss  any significant   changes   to   the   Company's  accounting principles  and  any  items  required to be communicated by the independent auditors  in accordance  with  SAS 61 (see item 9).   The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

5.

Review with financial management and the independent auditors, the company’s compliance with Internal Revenue Code, regulations relating to REIT’s, and state and local tax laws.

Independent Auditors

6.

The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.  The Audit  Committee  shall  review  the  independence,  and performance  of  the  auditors and annually recommend to the   Board   of   Directors  the   appointment  of  the independent  auditors   or approve  any  discharge  of auditors when circumstances warrant.

7.

Approve the fees and other significant compensation to be paid to the independent auditors.

8.

On  an  annual  basis,  the  Committee should review and discuss  with  the  independent auditors all significant relationships  they  have  with  the  Company that could impair the  auditors' independence.

9.

Review the independent auditors audit plan-discuss scope, staffing,  locations,   reliance   upon  management  and general audit approach, as considered necessary.

10.

Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

11.

Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Legal Compliance

12.

On at least an annual basis, review with the Company's inside counsel, and if necessary, outside counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's   compliance   with    applicable   laws   and regulations, inquiries received   from regulators or governmental agencies.

Other Audit Committee Responsibilities

13.

Annually prepare a report to shareholders as required by the Securities and Exchange Commission.   The report should be included in the Company's annual   proxy statement.

14.

Perform  any  other  activities   consistent  with  this Charter,  the  Company's By-laws and   governing law, as the   Committee   or   the   Board  deems  necessary  or appropriate.

15.

Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

16.

Establish and maintain the procedures for the treatment of complaints regarding accounting, internal control, auditing, including procedures for the anonymous submission of complaints.

17.

Perform an annual self-evaluation of the audit committee.

IV.   RESPONSIBILITIES OF THE AUDIT COMMITTEE CHAIR

The Chair of the Audit Committee (“the Committee”) shall act in concert with the other members of the Committee to enable the Committee to carry out its duties as described more fully herein.  Official actions of the Committee shall be taken by vote of a majority of the Committee.  Written minutes of official actions of the Committee shall be maintained.

Specifically, the Chair of the Committee shall:

1.

Ensure that there is collaboration with the CEO and other members of management, to develop the agenda for Committee meetings, and to enable the Committee to exercise its accountabilities;

2.

Ensure that there is proper flow of information between the Committee and management;

3.

Ensure that resources and expertise are available to the Committee with respect to its review of management’s proposals;

4.

Ensure that external advisers retained or to be retained by the Committee are appropriately qualified and independent;

5.

Ensure an open and frank relationship between the Committee and the Company’s external and/or internal auditors;

6.

Chair every meeting of the Committee, encouraging free and open discussion at Committee meetings, and providing overall leadership to enhance the effectiveness of the Committee;

7.

Foster ethical and responsible decision making by the Committee and its individual members;

8.

Report to the Board of Directors on behalf of the Committee;

9.

Be available at the Corporation’s annual meeting, upon request, to answer questions on the Committee’s activities and responsibilities;

10.

Carry out other duties as requested by the Board of Directors.